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                                                                   EXHIBIT 3.6

                            CERTIFICATE OF MERGER
                                      OF
                               INTERIORS, INC.
                                     INTO
                           INTERIORS HOLDINGS, INC.


   The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

   DOES HEREBY CERTIFY:

   FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:




            NAME                           STATE OF INCORPORATION
            ----                         --------------------------

            Interiors, Inc.                      Delaware
            Interiors Holdings, Inc.             Delaware





   SECOND: That a plan and agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of
Section 251 of the General Corporation Law of the State of Delaware.

   THIRD: That the name of the surviving corporation of the merger is Interiors Holdings, Inc.

   FOURTH: That the certificate of incorporation of Interiors Holdings, Inc., a Delaware corporation, the surviving corporation, shall be the certificate of incorporation of the surviving corporation, except that the certificate of incorporation of Interiors Holdings shall be amended as follows:

   1. Article First shall be amended to read as follows:

        "FIRST: Name. The name of the Corporation is: Interiors, Inc."



   2. Article Fourth shall be amended by changing the first two sentences thereof to read as follows:

        "FOURTH: Capitalization. The total number of shares of stock of all classes which the corporation shall have authority to issue is sixty-seven million eight hundred thousand (67,800,000).

        Of such shares, the total number of shares of common stock
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        which the Corporation is authorized to issue is sixty-two million five hundred thousand (62,500,000) of which sixty million (60,000,000) shall be designated as 'Class A Common Stock,' $.001 par value per share, and of which two million five hundred thousand (2,500,000) shall be designated as 'Class B Common Stock," $.001 par value per share."

   FIFTH: That the executed plan and agreement of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is Interiors, Inc., 320 Washington Street, Mt. Vernon, New York 10553.

   SIXTH: That a copy of the plan and agreement of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

   IN WITNESS WHEREOF, Interiors Holdings, Inc. has caused the Certificate to be signed by Max Munn, its authorized officer, this 26th day of February, 1998.


                                                     INTERIORS HOLDINGS, INC.


                                                     By: /s/ Max Munn
                                                         ------------------
                                                         Max Munn
                                                         President